EXHIBIT 8.1

DAVIS POLK & WARDWELL
1300 I STREET, N.W. WASHINGTON, D.C. 20005 ________ 1600 EL CAMINO REAL MENLO PARK, CA 94025 ________ 99 GRESHAM STREET LONDON EC2V 7NG ________ 15, AVENUE MATIGNON 75008 PARIS	450 LEXINGTON AVENUE NEW YORK, N.Y. 10017 212 450 4000 FAX 212 450 3800	MESSETURM 60308 FRANKFURT AM MAIN ________ MARQUÉS DE LA ENSENADA, 2 28004 MADRID ESPAÑA ________ 1-6-1 ROPPONGI MINATO-KU, TOKYO 106-6033 ________ 3A CHATER ROAD HONG KONG

January 19, 2007

Re: CVS/Caremark Merger

CVS Corporation
One CVS Drive
Woonsocket, RI 02895

Ladies and Gentlemen:

     We have acted as counsel for CVS Corporation (the “Company”), a Delaware corporation, in connection with the Agreement and Plan of Merger, dated as of November 1, 2006 and as amended by Amendment No. 1 dated as of January 16, 2007 (as amended and including the exhibits and schedules thereto, the “Merger Agreement”), among Caremark RX, Inc. (“Caremark ”), a Delaware corporation, Twain MergerSub Corp., a Delaware corporation (“Merger Sub”) and a direct and wholly-owned subsidiary of the Company that, in accordance with the Merger Agreement, will be converted into a limited liability company prior to the Effective Time, and the Company. Pursuant to the Merger Agreement and subject to the conditions set forth therein, Merger Sub will be converted into a Delaware limited liability company and Caremark will be merged with and into Merger Sub with Merger Sub surviving as a wholly-owned subsidiary of the Company on the terms and conditions set forth therein (the “Merger ”).

     This opinion is being delivered in connection with the Registration Statement on Form S-4 (Registration No. 333-139470) (the “Registration Statement”), which includes the Joint Proxy Statement and Prospectus (the “Joint Proxy Statement”), filed by the Company with the Securities and Exchange Commission (“SEC ”) under the Securities Act of 1933, as amended (the “Act ”), relating to the proposed Merger. For the purposes of this opinion, capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Merger Agreement and the Joint Proxy Statement.

     In preparing this opinion, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates, representations and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion set forth below. In the course of our review, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the due execution, delivery, enforceability and authorization of all such documents, the conformity to original documents of all documents submitted to us as photostatic copies and the authenticity of originals of such documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing. Any alteration or incorrectness of any matter on which we have relied could adversely affect our opinion.

CVS Corporation	2	January 19, 2007

     In rendering such opinion, we have also assumed, with your permission, that (i) the Merger will be effected in accordance with the Merger Agreement, (ii) the statements concerning the Merger set forth in the Merger Agreement, the Registration Statement and the Joint Proxy Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iii) the representations made by the Company and Caremark in their respective letters to us dated January 17, 2007 (the “Representation Letters”) are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, and (iv) any representation made in the Merger Agreement or the Representation Letters “to the knowledge of”, or based on the belief of the Company or Caremark are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement.

     Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, it is our opinion that (i) the consummation of the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code ”), and (ii) the material federal income tax consequences of the Merger to holders of Caremark common stock and CVS common stock will be as described in the Registration Statement under the caption “Material Federal Income Tax Consequences of the Special Cash Dividend and the Merger,” subject to the qualifications and limitations set forth therein.

     Our opinion is based upon the Code, the Treasury Regulations thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof. No assurance can be given that any of the foregoing authorities will not be modified, revoked, supplemented or overruled, with possibly retroactive effect. Our opinion is limited to the matters expressly stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. Our opinion is rendered only as of the date hereof. We assume no obligation to advise you of changes of law that occur after the date hereof, or of any facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion set forth herein.

     We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement. We also consent to the references to our name under the headings “Material Federal Income Tax Consequences of the Special Cash Dividend and the Merger” in the Joint Proxy Statement. In giving this consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the General Rules and Regulations of the SEC thereunder.

CVS Corporation	3	January 19, 2007

Very truly yours,

/s/ Davis Polk & Wardwell